EXHIBIT 99
       PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:   John D. Milton, Jr.
 	   Chief Financial Officer	   904/396-5733



PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE
THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2011

Jacksonville, Florida; August 3, 2011 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $2,379,000 or $.25 per diluted share in the third quarter of fiscal 2011, a decrease of $220,000 or 8.5% compared to net income of $2,599,000 or $.28 per diluted share in the same period last year. Net income for the first nine months of fiscal 2011 was $10,457,000 or $1.11 per diluted share, an increase of $5,080,000 or 94.5% compared to net income of $5,377,000 or $.57 per diluted share for the same period last year. Income from discontinued operations favorably impacted net income for the first nine months of the fiscal year due to an after tax gain of $4,926,000 or $.52 per diluted share from the exchange of property included in the first quarter of fiscal 2011. On December 1, 2010, the board of directors declared a 3-for-1 stock split of the Company's common stock in the form of a stock dividend. The record date for the split was January 3, 2011 and the new shares were issued on January 17, 2011. All share and per share information presented has been adjusted to reflect this stock split.

Third Quarter Operating Results.  For the third quarter of fiscal
2011, consolidated revenues were $31,947,000, an increase of $3,589,000 or 12.7% over the same quarter last year.

Transportation segment revenues were $26,182,000 in the third quarter of 2011, an increase of $3,118,000 over the same quarter last year. Revenue miles in the current quarter were up 5.4% compared to the third quarter of fiscal 2010 due to business growth and a longer average haul length. Fuel surcharge revenue increased $1,905,000. Excluding fuel surcharges, revenue per mile increased 0.9% over the same quarter last year. The average price paid per gallon of diesel fuel increased by $.96 or 35.4% over the same quarter in fiscal 2010.

Mining royalty land segment revenues for the third quarter of fiscal 2011 were $1,180,000, a decrease of $67,000 or 5.4% over the same quarter last year, due to lower tons mined at most locations mostly offset by a shift of production from land held by other lessors to land held by the Company.

Developed property rentals segment revenues for the third quarter of fiscal 2011 were $4,585,000, an increase of $538,000 or 13.3%
due to higher occupancy.

Consolidated operating profit was $4,441,000 in the third quarter of fiscal 2011, a decrease of $40,000 or 0.9% compared to $4,481,000 in the same period last year. Operating profit in the transportation segment decreased $271,000 or 10.0% primarily due to a $353,000 smaller reduction to the actuarial projections of risk insurance claims and lower gains on equipment sales partially offset by increased miles. Operating profit in the mining royalty land segment decreased $33,000 or 3.8% due to lower tons mined at most locations mostly offset by a shift of production from land held by other lessors to land held by the Company. Operating profit in the developed property rentals segment increased $293,000 or 28.6% due to higher occupancy partially offset by increased unbillable maintenance costs. Consolidated operating profit includes corporate expenses not allocated to any segment in the amount of $167,000 in the third quarter of fiscal 2011, an increase of $29,000 compared to the same period last year.

                           Continued

501 Riverside Ave., Ste 500/Jacksonville, Florida 32202/(904) 396-5733


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The after tax income from discontinued operations for the third quarter of fiscal 2011 was $20,000 versus $99,000 for the same period last year. Diluted earnings per share on discontinued operations for the third quarter of fiscal 2011 was $.00 compared to $.01 in the third quarter of fiscal 2010. Results in both periods were due to lower than expected retained liabilities and losses from prior year operations.

Nine Months Operating Results. For the first nine months of fiscal 2011, consolidated revenues were $88,800,000, an increase of $5,432,000 or 6.5% over the same period last year.

Transportation segment revenues were $72,209,000 in the first nine months of 2011, an increase of $5,406,000 over the same period last year. Revenue miles in the first nine months of 2011 were up 4.7% compared to the first nine months of fiscal 2010 due to business growth and a longer average haul length. Fuel surcharge revenue increased $3,938,000. Excluding fuel surcharges, revenue per mile decreased
2.1% over the same period last year due to a longer average haul length. The average price paid per gallon of diesel fuel increased by $.70 or 26.7% over the same period in fiscal 2010.

Mining royalty land segment revenues for the first nine months of fiscal 2011 were $3,193,000, a decrease of $50,000 or 1.5% over the same period last year, due to a shift in tons sold in northern Georgia to a quarry with a lower royalty.

Developed property rentals segment revenues for the first nine months of fiscal 2011 were $13,398,000, an increase of $76,000 or 0.6% due to higher occupancy partially offset by reduced tenant reimbursements for snow removal.

Consolidated operating profit was $10,813,000 in the first nine months of fiscal 2011, an increase of $223,000 or 2.1% compared to $10,590,000 in the same period last year. Operating profit in the transportation segment increased $351,000 or 5.8% primarily due to lower health benefit claims. Operating profit in the mining royalty land segment decreased $35,000. Operating profit in the developed property rentals segment increased $38,000 or 1.1% due to higher occupancy offset by increased professional fees, maintenance costs, property taxes, and depreciation. Consolidated operating profit includes corporate expenses not allocated to any segment in the amount of $1,275,000 in the first nine months of fiscal 2011, an increase of $131,000 compared to the same period last year due to adjustment to the fair value of the corporate aircraft of $300,000 partially offset by lower stock compensation and professional fees.

The after tax income from discontinued operations for the first nine months of fiscal 2011 was $5,125,000 versus $217,000 for the same period last year. Diluted earnings per share on discontinued operations for the first nine months of fiscal 2011 was $.55 compared to $.02 in the first nine months of fiscal 2010. The first nine months of 2011 included a book gain on the exchange of property of $4,926,000 after tax or $.52 per diluted share.

Brooksville Quarry, LLC Update. On October 4, 2006, a subsidiary of the Company (FRP) entered into a Joint Venture Agreement with Vulcan Materials Company (formerly Florida Rock Industries, Inc.) to form Brooksville Quarry, LLC, a real estate joint venture to develop approximately 4,300 acres of land near Brooksville, Florida
(the "Project"). In April 2011, the Florida Department of Community Affairs issued its Final Order approving the development of the Project. Prior to commencing development of the Project the property will need to be rezoned consistent with the approved entitlements.


                          Continued


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Summary and Outlook.  Transportation segment miles for this year were
4.7% higher than last year. The Company continues to succeed in replacing customers from the non-renewed contracts announced January 6, 2010 and has basically recovered from new customers substantially all the lost revenue miles, albeit at lower rates per mile for longer average hauls.

Operating profit from the leasing of developed buildings has been unfavorably impacted by three newer buildings brought into service since September 2008 along with two nearly vacant buildings in Delaware impacted by automobile plant closings and the residential housing downturn. Occupancy has increased from 72.0% to 82.2% (including 104,226 square feet or 3.6% for temporary storage under a less than full market lease rate) over last fiscal year end as the market for new tenants appears to have improved and traffic for vacant space has increased. The Company is not presently engaged in the construction of any new buildings.

In July 2011 the Company executed a Letter of Intent with MidAtlantic Realty Partners, LLC. ("MRP") for the formation of a Joint Venture to develop the first phase of the four-phase Master Development known as RiverFront on the Anacostia in Washington, D.C. adjacent to the Washington Nationals baseball stadium. Under the terms of the Letter of Intent the parties have agreed to seek a modification from the District of Columbia authorities to the existing approved plan for the Master Development to change phase I from an office building to residential apartments. The Letter of Intent contemplates the parties will enter into a formal joint venture agreement wherein the Company will contribute the land comprising phase I to the joint venture in return for a seventy percent (70%) interest in the venture. MRP will contribute capital in the amount necessary for the venture to qualify for a nonrecourse loan for the balance of the estimated construction costs (this MRP contribution is currently estimated to be in the approximate amount of $4,500,000). At this point the Letter of Intent contemplates commencement of construction in the spring of 2013 with lease up scheduled between September of 2014 and July of 2015. The Letter of Intent further contemplates additional incentive promotional returns to MRP but only after FRP and MRP have received a stipulated cumulative return on their contributed capital. The Letter of Intent contemplates no commitments or obligations between the parties with respect to Phases II, III and IV of the Master Development Plan.

Conference Call. The Company will also host a conference call at 2:00 p.m. E.D.T. on August 3, 2011. Analysts, stockholders and other interested parties may access the teleconference live by calling 1-888-207-9994 (pass code 98437) within the United States. International callers may dial 1-334-323-7225 (pass code 98437). Computer audio is available via the Internet through the Conference America, Inc., website at http://64.202.98.81/conferenceamerica or via the Company's website at http://www.patriottrans.com. If using the Company's website, click on the Investor Relations tab, then select Patriot Transportation Holding, Inc., Conference Stream, next select the appropriate link for the current conference. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 877-919-4059, international callers dial 334-323-7226. The passcode of the audio replay is 89660378. Replay options: "1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.



                          Continued

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Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.


Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


                 PATRIOT TRANSPORTATION HOLDING, INC.
	Summary of Consolidated Revenues and Earnings (unaudited)
                  (In thousands except per share amounts)

                                         Three Months     Nine Months
                                            Ended           Ended
                                           June 30         June 30
                                           -------         -------
                                       2011      2010   2011     2010
                                       ----      ----   ----     ----

Revenues                             $31,947   28,358  $88,800  83,368
Operating profit                      $4,441    4,481  $10,813  10,590
Income before taxes                   $3,708    3,621   $8,535   7,940
Income from continuing operations     $2,359    2,500   $5,332   5,160
Income from discontinued operations      $20       99   $5,125     217
Net income                            $2,379    2,599  $10,457   5,377
Earnings per common share:
  Income from continuing operations
            Basic                       $.25      .27     $.57     .56
            Diluted                     $.25      .27     $.56     .55
  Income from discontinued operations
            Basic                       $.01      .01     $.56     .03
            Diluted                     $.00      .01     $.55     .02
  Net income
            Basic                       $.26      .28    $1.13     .59
            Diluted                     $.25      .28    $1.11     .57

Weighted average common shares outstanding:
  Basic                                9,291    9,184    9,279   9,171
  Diluted                              9,443    9,426    9,453   9,421


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                 PATRIOT TRANSPORTATION HOLDING, INC.
                 Condensed Balance Sheets (unaudited)
                        (Amounts in thousands)
                                                June 30    September 30
                                                  2011         2010
                                                -------    ------------

Cash and cash equivalents                      $  22,760   $    17,151
Accounts receivable, net                           7,788         5,940
Federal and state income taxes receivable              -           930
Notes receivable, current                          1,427         1,238
Assets of discontinued operations                    131           542
Other current assets                               9,155         5,971
Deferred income taxes                                895             -
Property, plant and equipment, net               207,172       198,116
Investment in Brooksville Joint Venture            7,437         7,344
Notes receivable, non-current                        246         4,382
Other non-current assets                           9,466        16,098
                                               ---------    ----------
             Total Assets                    $   266,477  $    257,712
                                             ===========  ============

Current liabilities                          $    19,101  $     16,768
Liabilities of discontinued operations               112  $      1,327
Long-term debt (excluding current maturities)     63,626        67,272
Deferred income taxes                             16,421        16,084
Other non-current liabilities                      4,364         4,205
Shareholders' equity                             162,853       152,056
                                             -----------  ------------

            Total Liabilities and
              Shareholders' Equity           $   266,477  $    257,712

                                             ===========  ============


              PATRIOT TRANSPORTATION HOLDING, INC.
                  Business Segments (unaudited)
                      (Amounts in thousands)

The Company has identified three business segments, Transportation, Mining royalty land and Developed property rentals, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                                 Three Months Ended     Nine Months Ended
                                      June 30                June 30
                                      -------                -------
                                 2011          2010    2011          2010
                                 ----          -----   ----          ----

Transportation revenues       $26,182	      23,064   $72,209     66,803
Mining royalty land revenues    1,180          1,247     3,193	    3,243
Developed property rentals
  revenues		        4,585	       4,047    13,398 	   13,322
                                -----          -----    ------     ------

Total Revenues		      $31,947	      28,358   $88,800	   83,368
                              =======         ======   =======     ======

Transportation operating
  profit		       $2,444	       2,715	$6,434	    6,083
Mining royalty land operating
  profit		          846	         879     2,168	    2,203
Developed property rentals
  operating profit	        1,318	       1,025	 3,486	    3,448
Unallocated corporate expenses	 (167)          (138)   (1,275)    (1,144)
                                  ---            ---     -----      -----

Total Operating Profit 	       $4,441	       4,481   $10,813     10,590


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